Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction
Silver Bay Operating Partnership L.P.	Delaware
SB TRS LLC	Delaware
SB Florida Holdings LLC	Delaware
Silver Bay Property Investment LLC	Delaware
Property Investment Trust 2012-A	Delaware
Property Investment Trust 2012-B	Delaware
Property Investment Trust 2012-C	Delaware
THPI Acquisition Holdings LLC	Delaware
2012-B Property Holdings LLC	Delaware
2012-C Property Holdings LLC	Delaware
Polar Cactus LLC	Minnesota
Polar Cactus II LLC	Minnesota
Cool Willow LLC	Minnesota
Polar Cactus III LLC	Minnesota
Arctic Citrus LLC	Minnesota
Desert Chill LLC	Minnesota
Provident Residential Real estate Fund LLC	Minnesota
Resi II LLC	Minnesota